EXHIBIT 99.1

MONARCH COMMUNITY BANCORP ANNOUNCES NEW PRESIDENT & CEO

Coldwater, Michigan — Monarch Community Bancorp, Inc. (MCBF), announced the promotion of Mr. Don Denney to the office of President and Chief Executive Officer of Monarch Community Bancorp, and its wholly owned subsidiary, Monarch Community Bank.

Don joined the Bank as Vice President of Commercial Lending in April of 2004 with over 33 years of banking experience — 25 years in Senior Management, Lending and Commercial Lending. Prior to joining the Bank, Don was President and Chief Lending Officer at Farmers Citizen Bank of Bucyrus, Ohio for eight years.

Under Don’s leadership and bank management experience, Monarch’s vision is to continue to build upon past success by focusing on what MCB has done exceptionally well for the past 70 years... provide the financial services that meet customers growing needs and to deliver those services in a manner that honors the customers’ relationship to the Bank. According to Don, “The simple truth is that the banking industry has changed. People can satisfy their basic banking needs by plugging into the Internet. What they cannot get ‘online’ is the exact thing that Monarch offers... personalized service without compromising convenience and cutting-edge products. With the management team and dedicated staff in place at MCB to deliver that kind of service, our customers cannot lose. We will continue to meet the challenges of the complicated banking environment of today by simplifying the process with customized customer service.”

In addition to his duties as President and CEO, Don will continue to manage the Commercial Lending Department for the Bank. Bill Kurtz, who was named acting CEO upon John Schroll’s resignation in early September, will remain the Senior Vice President and Chief Financial Officer. The Bank is headquartered in Coldwater, Michigan, with locations in Branch, Calhoun and Hillsdale counties.